EQUIPMENT PURCHASE AGREEMENT

Between

Kellstrom Commercial Aerospace, Inc.
3701 Flamingo Road, Miramar, FL 33027

and

MMC Mid-Sun, LLC
26 Broadway, Suite 907
New York City, New York 10004

EQUIPMENT PURCHASE AGREEMENT

THIS EQUIPMENT PURCHASE AGREEMENT (“Agreement”), is made this 5th day of October, 2006, by and between Kellstrom Commercial Aerospace, Inc., a Delaware corporation (“Seller”); and MMC Mid-Sun, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

1.	WHEREAS, Buyer desires to purchase a LM2500 Gas Turbine engine, model number: LM2500 PE-MGW, Gas Generator SN: 691-098, Power Turbine SN: 481-402 (the “Equipment”, also defined in section 1.2 below).

2.	WHEREAS, Seller owns the Equipment and is ready, willing and able to deliver and sell the Equipment to Buyer pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, based upon of the mutual covenants herein contained and other good and valuable consideration, the parties agree as follows:

1.	DEFINITIONS

1.1	Primary Definitions

In addition to words and terms elsewhere defined in this Agreement, the following words and terms as used in this Agreement shall have the following meanings unless some other meaning is apparent from the context in which the words and terms are used:

1.2	Equipment

One LM2500 Gas Turbine Engine, model number: LM2500 PE-MGW, Gas Generator SN: 691-098, Power Turbine SN: 481-402, with QEC as listed in attachment A and in “serviceable” condition, without engine stand, along with all engine records, manuals, and data pertaining to the engine that are in the possession of the Seller on the date of Delivery.

1.3	Equipment Purchase Price

The price for the Equipment, as provided in Section 2.2. below.

1.4	Equipment Bill of Sale

A Bill of Sale conveying title to the Equipment shall be in the form attached as Exhibit A.

1.5	Equipment Acceptance Receipt

A Equipment Acceptance Receipt evidencing Buyer’s acceptance of the Equipment shall be in the form attached as Exhibit B.

1.6	Warranties

The warranties provided by Seller to Buyer are described in Section 4 below.

2.	PURCHASE OF EQUIPMENT

2.1	Purchase of Equipment

Seller agrees to sell the Equipment to Buyer and Buyer agrees to purchase the Equipment from Seller pursuant to the terms and subject to the conditions set forth in this Agreement.

2.2	Purchase Price

Buyer shall pay Seller for the Equipment the sum of USD $3,150,000.00 (three million one hundred fifty thousand dollars) (the “Purchase Price”) in accordance with section 2.3 below.

2.3	Payment for Equipment

All payments hereunder to Seller will be in immediately available funds within two business days of execution of this Agreement. Buyer shall send funds to Seller in accordance with the following wiring instructions:

Kellstrom Commercial Aerospace, Inc.
Bank - JP Morgan Chase
Routing/ABA# 021000021
Account # 114-731829

3.	DELIVERY, TITLE & RISK OF LOSS

3.1	Delivery

Seller agrees to deliver the Equipment to Jet Turbine Services, Inc’s Florida location on behalf of Buyer. Terms of delivery shall be FOB-Jet Turbine Services, Inc’s Florida location (the “Delivery Point”), pursuant to the procedure set forth in Section 3.2 on or before October 10, 2006 (the “Delivery Date”).

3.2	Delivery Procedure

On the Delivery Date:

a) Buyer shall execute and deliver to Seller the Acceptance Receipt for the Equipment and shall pay the Purchase Price as set forth in Section 2.2 and Section 2.3 hereof.

b) Seller shall execute and deliver to Buyer the Bill of Sale for the Equipment.

3.3	Risk of Loss

Title to and risk of loss, damage and destruction of the Equipment shall transfer from Seller to Buyer upon Delivery of the Equipment to Buyer at Delivery Point as set forth in Section 3.1. If the Equipment is damaged in any way after Buyer takes Delivery at the Delivery Point, and if said damage in any way impacts the performance of said Equipment, then Final Acceptance, as defined in 4(c) below, shall be deemed to have been successfully completed.

4.	WARRANTIES

Seller hereby warrants to Buyer that:

a)
At the time Seller tenders the Equipment to Buyer at the Delivery Point, Seller shall have full legal and beneficial title to the Equipment, free and clear of any and all security interests, liens, claims, charges or encumbrances of any nature whatsoever, together with full power and lawful authority to deliver the Equipment to Buyer; and upon delivery of the Equipment Bill of Sale to Buyer in accordance with Section 3.2 above, Seller shall have transferred good and marketable title to the Equipment to Buyer.

b)
Seller hereby assigns to Buyer any and all existing assignable warranties, service life policies and patent indemnities of manufacturers of components of the Equipment; and upon the request of Buyer, Seller shall give Buyer reasonable assistance in enforcing the rights of Buyer arising as a result of this Agreement but Buyer shall reimburse Seller for the actual and reasonable costs and expenses incurred by Seller in rendering such assistance; and, from time to time, upon the request of Buyer, Seller shall give notice (with copies to Buyer) to any such manufacturers of the assignment of such warranties, service life policies and patent indemnities to Buyer.

c)
Kellstrom warrants that at Closing, the Engine will start and run per basic GE specifications, producing 22.5 MW of power adjusted to ISO conditions, and will run within all vibration parameters. Notwithstanding anything to the contrary herein, upon Buyer providing Final Acceptance to Seller in accordance with the terms and conditions herein, the obligations under this warranty section 4(c) shall be considered to have been fully complied with, and Seller shall be relieved of any further warranty obligations under this section 4(c). For purposes of this Agreement, “Final Acceptance” shall occur upon Buyer’s initial start-up and running of the Engine following installation at its plant. To the extent that the Engine either does not produce 22.5 MW of power adjusted to ISO conditions, or does not run within all vibration parameters then the Purchase Price shall be adjusted. The Parties agree to mutually negotiate in good faith to reach a settlement on the amount of the Purchase Price adjustment. In no case, shall the Purchase Price adjustment be in excess of ten percent (10%) of the Purchase Price. Upon reaching agreement on the Purchase Price adjustment (if any), Seller shall pay to Buyer, in immediately available funds, the amount of such Purchase Price adjustment.

d)
EXCEPT AS OTHERWISE STATED HEREIN, THE EQUIPMENT, INCLUDING THE COMPONENT PARTS THEREOF, BEING SOLD BY SELLER TO BUYER WILL BE SOLD “AS IS” AND SELLER MAKES NO WARRANTIES, GUARANTEES OR REPRESENTATION OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, THAT SHALL SURVIVE DELIVERY AS TO THE EQUIPMENT AND THE COMPONENT PARTS THEREOF, INCLUDING BUT NOT LIMITED TO THE CONDITION OR AIRWORTHINESS THEREFORE; AND BUYER HEREBY WAIVES ALL OTHER WARRANTIES, REMEDIES OR LIABILITIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, AND SELLER SHALL HAVE NO LIABILITY TO BUYER WITH RESPECT TO FITNESS FOR ANY INTENDED PURPOSE OR MERCHANTABILITY, ANY OBLIGATION OF SELLER ARISING FROM TORT OR STRICT PRODUCTS LIABILITY CLAIMS, OR FOR LOSS OF USE REVENUE OR PROFIT, OR FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR ANY EXPENSE DIRECTLY OR INDIRECTLY ARISING FROM THIS TRANSACTION AND THE USE OF THE EQUIPMENT EITHER SEPARATELY OR IN COMBINATION WITH OTHER PARTS OR APPARATUS OR FROM ANY OTHER CAUSE.

e)
Seller makes no representation as to what use or application may be made of the Equipment in the condition in which the Equipment is delivered. Further Seller makes no representation as to whether the Equipment complies with, or is capable of being modified so as to comply with, any present or future environmental restrictions or requirements imposed by any governmental entity, including, but not limited to, requirements with respect to noise abatement and emission control. Buyer shall have the responsibility of obtaining whatever certifications, waivers or exemptions are necessary from applicable government agencies for projected uses or applications of the Equipment.

5.	INSPECTION AND ACCEPTANCE BY BUYER

Prior to Delivery of the Equipment, Buyer will have the right to review the Equipment records and to inspect Equipment at its present location.

6.	INDEMNIFICATION

Buyer assumes liability for, and hereby agrees to indemnify, protect, save and keep harmless Seller and its directors, officers, and employees (“Seller Indemnified Parties”) from and against any and all third party liabilities, obligations, losses, damages, penalties, claims (including, without limitation, claims involving strict or absolute liability in tort), actions, suits, costs, expenses and disbursements, including, without limitation, legal fees and expenses arising out of and in connection with this indemnity of any kind and nature whatsoever (individually and collectively, “Claims”) which may be imposed on, incurred by or asserted against Seller or arising out of the non-performance by Buyer of its indemnity obligations hereunder or from and after the transfer of the title of the Equipment to Buyer out of the acceptance, ownership, delivery, possession, use, operations, maintenance, repair function, registration, sales, return, storage, or other disposition of the Equipment or any accident in connection therewith (including, without limitation, latent and other defects, whether or not discoverable); provided, however, that Buyer shall not be required to indemnify Seller or its assigns for any claim resulting from acts which would constitute Seller’s willful misconduct or gross negligence.

Seller assumes liability for, and hereby agrees to indemnify, protect, save and keep harmless Buyer and its directors, officers, and employees (“Buyer Indemnified Parties”) from and against any and all third party liabilities, obligations, losses, damages, penalties, claims (including, without limitation, claims involving strict or absolute liability in tort), actions, suits, costs, expenses and disbursements, including, without limitation, legal fees and expenses arising out of and in connection with this indemnity of any kind and nature whatsoever (individually and collectively, “Claims”) which may be imposed on, incurred by or asserted against Buyer or arising out of the non-performance by Seller of its indemnity obligations hereunder or before the transfer of the title of the Equipment to Buyer out of the acceptance, ownership, delivery, possession, use, operations, maintenance, repair function, registration, sales, return, storage, or other disposition of the Equipment or any accident in connection therewith (including, without limitation, latent and other defects, whether or not discoverable); provided, however, that Seller shall not be required to indemnify Buyer or its assigns for any claim resulting from acts which would constitute Buyer’s willful misconduct or gross negligence.

7.	TAXES

7.1	Payment of Taxes by Buyer

a)
Any and all taxes, excises, duties and assessments whatsoever (except taxes levied or assessed against Seller, on, based upon, or measured by, gross or net income, including any capital gains tax, minimum tax, or tax measured by or on any items of tax preference or taxes imposed upon the privilege of doing business or exercising a franchise, or taxes on, based on or measured by Seller’s capital or net worth) arising out of the sale and delivery of the Equipment, and the use, operation and disposition of same thereafter in any manner levied, assessed or imposed by any government or subdivision or agency thereof having jurisdiction shall be the sole responsibility and liability of Buyer, except to the extent imposed as a result of the negligence or willful misconduct of Seller or the failure of Seller to properly claim any available exceptions, make any available exemptions or file when due any returns or other forms.

b)
If claim is made against Seller for any taxes, excises, duties or assessments described in Section 7.1(a) above, Seller shall promptly notify Buyer in writing. Following receipt of such notice or upon receipt of any claim made by a taxing authority against Buyer directly, Buyer shall promptly pay and discharge when due, unless the imposition, validity, application, or amount thereof is being contested by Buyer in good faith, and all taxes, excises, duties and assessments, together with interest and penalties thereon, if any, the responsibility and liability for which is assumed by Buyer pursuant to the provisions of Section 7.1(a) above. Buyer shall have the right, at its sole cost and expense, to contest the imposition, validity, application, or amount of any taxes, excises, duties and assessments for which it is obligated hereunder, and to the extent permitted by law, withhold payment during pendency of such contest, and upon the written request and at the expense of Buyer, Seller shall utilize its best efforts to assist Buyer in contesting the imposition, validity, application or amount of any such tax, excise, duty, assessment or penalty. If Buyer is not permitted by law to contest such taxes, excises, duties and assessments, in its own name, Seller agrees to contest the imposition, validity, application or amount of such claim upon the written request and expense of Buyer. In the event Seller shall receive a refund of all or any part of such tax, excise, duty or assessment (including interest and penalties, if any, in connection therewith) the amount thereof shall be paid to Buyer to the extent of the sum of the amount of such tax, excise, duty, assessment or penalty previously paid by Buyer, any interest received with respect to the refund of such amount, any expenses associated with contesting the imposition, validity, application or amount thereof, to the extent not previously reimbursed by Buyer to Seller, and any other amounts due from Seller to Buyer pursuant to Section 7.1. Seller shall pay to Buyer an amount equal to the net savings realized by Seller, by reason of deductions, credits, allocations or allowances, as a result of any tax, excise, duty, assessment, interest or penalty paid by Buyer pursuant to this Section 7.1.

7.2	Sales Tax Certificates

Buyer hereby agrees to furnish Seller with such documents and certificates as Seller may reasonably request in connection with any claims for exemption from the payment of such taxes, excises, duties and assessments.

8.	EXCUSABLE DELAY

8.1	Delay

Neither Seller nor Buyer shall be responsible to the other for any delay (“Excusable Delay”) in the performance of its duties under this Agreement due to any cause beyond its reasonable control and not occasioned by its intentional act, fault or negligence including, but not limited to: acts of God, strikes, lockout or other industrial disturbances, acts of public enemies, orders of any kind of the government of the United States or any state or local government or any of their departments, agencies or officials, or any civil or military authority, insurrections, riots, earthquake, fire storm, restraint of government and people, civil disturbances, or explosions. In the event that a delay under this section 8.1 causes a delay of more than ten (10) days the Delivery Date, then Buyer shall have the right to terminate this Agreement for convenience and the Escrow Agent shall release the Purchase Price to the Buyer upon receipt of such notice. Upon termination of this Agreement for convenience, this Agreement shall be terminated and neither party shall have any further recourse to the other.

8.2	Notice of Excusable Delay

Either Seller or Buyer shall promptly notify the other when it anticipates that an Excusable Delay has occurred or is likely to be incurred and in each case specify to the extent practicable the estimated extent of such delay.

9.	DEFAULT, REMEDIES

9.1	Events of Default

If any one of more of the following events of default (herein “Events of Default”) shall happen, then this Agreement may at the option of the party not in default be terminated:

a)	If either party shall default in the due and punctual payment of any sum due to the other which default shall not be cured within two (2) business days after receipt of notice;

b)
If either party shall default in the performance of any of the material provisions contained in the Agreement, which default shall continue for five (5) business days after written notice of default to the defaulting party;

c)
If any representation or warranty made by either party herein or made in any statement or certificate furnished or required hereunder, or in connection with the execution and delivery of this Agreement, proves untrue in any material respect as of the date of issuance or making hereof.

9.2	Remedies

a)	Upon the occurrence of an Event of Default by Seller, Buyer may demand the immediate return of any moneys paid by Buyer to Seller under section 2.3 above as of the date of the Event of Default.

b)
Upon the occurrence of an Event of Default by Buyer, Seller may be entitled to retain any moneys paid by Buyer to Seller under section 2.3 above for purposes of applying the same against Seller’s damages arising from the default by Buyer. Seller’s retention of such sums shall not limit or impair Seller’s rights, which Seller may have as a result of Buyer’s default, nor constitute an election of remedies by Seller.

10.	MISCELLANEOUS

10.1	Notices

Any and all notices given, or required to be given, hereunder shall be in writing and shall be deemed to have been adequately given when received by the party to whom such notice is being given. Notices shall be addressed if to:

Seller to:

Kellstrom Commercial Aerospace, Inc.
Attn: Todd Jensen
3701 Flamingo Road
Miramar, Florida 33027

Buyer to:

Martin V. Quinn, CPA
President and Chief Operating Officer
MMC Energy, Inc.
26 Broadway, Suite 907
New York, NY 10004

10.2	Exhibits

All Exhibits described in this Agreement shall be deemed to be incorporated and made a part of this Agreement, except that if there is any inconsistency between this Agreement and the provisions of any Exhibit, the provisions of Exhibit shall control.

10.3	Captions

Caption and section headings set forth are for convenience of reference only and shall not in any manner be deemed to limit or restrict the context of the section to which they relate.

10.4	Applicable Law; Venue

This Agreement is entered into within, and shall be governed by and interpreted in accordance with the laws of the State of Florida, without application of its choice of laws rules. Both Seller and Buyer agree that proper venue for any legal proceedings brought in relation to this Agreement shall be in Broward County, in the State of Florida, U.S.A.

10.5	Entire Agreement

This Agreement supersedes all prior understandings, representations, negotiations, and correspondence between the parties and constitutes the entire Agreement between the parties with respect to the transaction contemplated and shall not in any manner be supplemented, amended or modified by any course of dealing, course of performance or usage of trade or by any other means except by a written instrument executed on behalf of the parties by their duly authorized officers.

10.6	Confidentiality

Seller and Buyer agree to treat this Agreement and the terms hereof as confidential and not to, without the prior written consent of the other party hereto, disclose the terms hereof to any other Person except (i) to its counsel and accountants or other agents or professional advisors in connection with or relating to the transactions contemplated by this Agreement, (ii) to any court, governmental agency or instrumentality or other supervising body requesting such disclosure, (iii) to any person as may be required by any government regulation or order (including any regulation, request or order of a bank regulatory agency or authority), law, statute, regulations, decrees, subpoenas or court orders, (iv) its directors, officers, employees, affiliates, successors and assigns, (v) to any banks or other financial institutions in any debt financing by or for the benefit of Buyer or (vi) in connection with any enforcement of the terms of this Agreement.

Seller and Buyer shall cause its officers, directors, agents, and employees to comply with the foregoing paragraph.

The terms of this Agreement regarding confidentiality shall continue in full force and effect for an indefinite period not withstanding the expiration or termination of the Agreement.

EXECUTED IN THE COUNTY OF BROWARD, STATE OF FLORIDA:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written by their duly authorized representatives.

Mmc Mid-Sun, LLC:		Kellstrom Commercial Aerospace, Inc.

Sign:	/s/ Martin V. Quinn	Sign:	/s/ Oscar Torres
Print:	Martin V. Quinn	Print:	Oscar Torres
Title:	President and COO	Title:	CFO

EXHIBIT A

WARRANTY BILL OF SALE

THIS BILL OF SALE is made as of this ___ day of October, 2006, by Kellstrom Commercial Aerospace, Inc. (“Seller”) to MMC Mid-Sun, LLC (“Buyer”), with respect to the following:

a)
Buyer and Seller are parties to that certain Equipment Purchase Agreement dated October 5, 2006 (the “Purchase Agreement”), for the purchase and sale of that certain aircraft engine more particularly described therein. Each capitalized term not defined herein shall have the respective meaning given to that term in the Purchase Agreement.

b)	By this Bill of Sale, Seller transfers to Buyer any and all of its rights, title and interest in and to the following Equipment and related information:

i)
One LM2500 Gas Turbine engine, model number: LM2500 PE-MGW, Gas Generator SN: 691-098, Power Turbine SN: 481-402, excluding the shipping container that the engine is stored in at Jet Turbine Services, Inc’s Florida location.

ii)	All engine records, manuals and data pertaining to the engine which were in the possession of the Seller on the date of Delivery; and

iii)	Any and all existing assignable warranties, service life policies and patent indemnities of manufacturers of components of the Equipment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby absolutely and unconditionally gives, grants, bargains, sells, transfers, sets over, assigns and conveys to Buyer, and Buyer accepts, the Equipment.

Seller represents and warrants that there is hereby conveyed to Buyer good, marketable, legal and beneficial title to the Equipment, free and clear of all liens, encumbrances and rights of others, of any nature whatsoever, and that the Seller shall defend such title against the claims of all others forever.

IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale as of the day and year above written.

Kellstrom Commercial Aerospace, Inc.

By:
Title:
(“Seller”)

EXHIBIT B

to that certain

Equipment Purchase Agreement

Between

Kellstrom Commercial Aerospace, Inc.
(“Seller”)

and

MMC Mid-Sun, LLC,
(“Buyer”)

FORM OF EQUIPMENT ACCEPTANCE RECEIPT

MMC Mid-Sun, LLC. (“Buyer”) accepts one: LM2500 Gas Turbine engine, model number: LM2500 PE-MGW, Gas Generator SN: 691-098, Power Turbine SN: 481-402, in QEC configuration and in “serviceable” condition, with engine stand (the “Equipment”) on October __, 2006 in accordance with the terms of the Equipment Purchase Agreement between Buyer and Seller dated October 5, 2006.

MMC Mid-Sun, LLC,

By:
Title:
(“Buyer”)